Exhibit 5

JOLLY ROGER FUND LP
4th Floor
200 Connecticut Avenue
Norwalk, CT 06854

July 2, 2007

VIA HAND DELIVERY & FACSIMILE (314-854-3949)

Angelica Corporation
424 South Woods Mill Road
Chesterfield, Missouri  63017-3406
Attn: Steven L. Frey, Corporate Secretary

Re:	DEMAND FOR RIGHT TO INSPECT BOOKS AND RECORDS PURSUANT TO SECTION 351.215 OF THE MISSOURI REVISED STATUTES AND MISSOURI COMMON LAW

Ladies and Gentleman:

Jolly Roger Fund LP, an investment fund (the "JR Fund"), is the record owner of 100 shares of common stock, $0.01 par value per share ("Common Stock"), of Angelica Corporation (the "Company") and the beneficial owner of an additional 148,090 shares of Common Stock. The JR Fund has held such 100 shares for more than six months immediately preceding the date hereof. Pirate Capital LLC ("Pirate Capital"), whose principal business is providing investment management services, is the general partner of the JR Fund. Thomas R. Hudson Jr. is the Manager of Pirate Capital. Pirate Capital is also the investment adviser to Jolly Roger Offshore Fund LTD, an investment fund (collectively with the JR Fund, the "Funds"), which is the beneficial owner of 786,957 shares of Common Stock. Mr. Hudson is also a director of Jolly Roger Offshore Fund LTD. Pirate Capital and Mr. Hudson, as the Manager of Pirate Capital, may be deemed to be the beneficial owners of the 935,147 shares of Common Stock (approximately 9.75% of outstanding shares) that are collectively owned by the Funds. The name and address of the JR Fund as we believe it to appear in the Company’s stock transfer books is Jolly Roger Fund LP, 200 Connecticut Avenue, 4th Floor, Norwalk, Connecticut 06854. This is also the business address of Pirate Capital and of the Funds (c/o Pirate Capital).

Pursuant to Section 351.215 of the Missouri Revised Statutes ("RSMo") and Missouri common law, as the record and beneficial owner of the shares of Common Stock stated above, the JR Fund hereby demands that it and its attorneys and agents be given, during regular business hours, the opportunity to inspect, make abstracts from and copy the following books, records and documents of the Company:

(a) A complete record or list of the shareholders of the Company, certified by the Company's transfer agent(s) and/or registrar(s), setting forth the name and address of, and the number, series and class of shares of stock of the Company held by, each shareholder as of the date hereof, and as of any record date established or to be established for the 2007 Annual Meeting of Shareholders of the Company, including any adjournments, postponements, reschedulings or continuations thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting");

(b) Relating to the list of shareholders and all other information referred to in paragraph (a), a magnetic computer tape or other electronic storage medium containing such electronically stored information in the same format the Company uses to communicate with its shareholders, the computer processing data necessary for the JR Fund to make use of such electronically stored information on magnetic computer tape or other electronic storage medium and a hard copy printout of such electronically stored information in order of descending balance for verification purposes;

(c) All daily transfer sheets showing changes in the names and addresses of the Company's shareholders and the number, series or class of shares of stock of the Company held by the Company's shareholders that are in or come into the possession of the Company or its transfer agent(s), or that can reasonably be obtained from brokers, dealers, banks, clearing agencies or voting trusts or their nominees from the date of the shareholder list referred to in paragraph (a);

(d) Any stop transfer lists or stop lists relating to any shares of stock of the Company and any additions, deletions, changes or corrections made thereto;

(e) All information in or that comes into the Company's or its transfer agent(s)' or registrar(s)' possession or control or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names and addresses of and number, series and class of shares of stock of the Company held by the participating brokers and banks named in the individual nominee names of Cede & Co. or other similar depositories or nominees, including respondent bank lists, and all omnibus proxies and related respondent bank proxies and listings issued pursuant to Rule 14b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(f) All information in or that comes into the Company's possession or that can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trusts or their nominees relating to the names of the non-objecting beneficial owners of the stock of the Company pursuant to Rule 14b-1 or Rule 14b-2 under the Exchange Act, on magnetic computer tape or other electronic storage medium, such computer processing data as is necessary for the JR Fund to make use of such electronically stored information on magnetic computer tape or other electronic storage medium, and a hard copy printout of such electronically stored information in order of descending balance for verification purposes. If such information is not in the Company's possession, custody or control, such information should be requested from Automatic Data Processing - Investor Communications Services;

(g) All lists on computer tapes or other electronic storage medium and the relevant processing data and printouts (as described in paragraph (b) above) containing the name and address of and number, series and class of shares of stock of the Company attributable to any participant in any employee stock ownership plan, employee stock purchase plan or other employee compensation or benefit plan of the Company in which the decision to vote shares of stock of the Company held by such plan is made, directly or indirectly, individually or collectively, by the participants in the plan and the method(s) by which the JR Fund or its agents may communicate with each such participant, as well as the name, affiliation and telephone number of the trustee or administrator of each such plan, and a detailed explanation of the treatment not only of shares for which the trustee or administrator receives instructions from participants, but also shares for which either the trustee or administrator does not receive instructions or shares that are outstanding in the plan but are unallocated to any participant;

(h) The Company's by-laws and all amendments currently in effect;

(i) All proposals and nominees for directors that the Company will include in its proxy statement or otherwise plans to present to shareholders at the Annual Meeting; and

(j) A description of any plan the Company has adopted or is presently considering to furnish proxy materials in connection with the 2007 Annual Meeting of Shareholders to shareholders by posting them to an Internet website.

The JR Fund demands that all changes, modifications, additions or deletions to any and all information referred to above be immediately furnished as such modifications, additions or deletions become available to the Company or its agents or representatives.

The JR Fund will bear the reasonable costs incurred by the Company including those of its transfer agent(s) or registrar(s) in connection with the production, reproduction and transmission of the information demanded.

The purpose of this demand is to enable the JR Fund and its affiliates to communicate with the Company's shareholders on matters relating to their interests as shareholders or beneficial owners, including without limitation, matters relating to the shareholder proposal set forth in the JR Fund's notice to the Company of even date herewith and, possibly, to facilitate and support a proxy solicitation of the Company's shareholders to elect one or more members of the board of directors of the Company, including the undersigned, which the JR Fund is contemplating but has not decided upon.

The JR Fund hereby designates and authorizes Joseph S. von Kaenel, Edwin L. Noel, and F. Scott Galt of Armstrong Teasdale LLP, and Frank E. Lawatsch, Jr., Todd B. Zarin and M. Alexander Bowie, II of Day Pitney LLP, and any other persons designated by any of the foregoing or by the JR Fund, acting singularly or in any combination, to conduct the inspection and copying herein requested. It is requested that the information identified above be made available to the designated parties no later than July 16, 2007.

Please advise the JR Fund's counsel, Joseph S. von Kaenel and Edwin L. Noel of Armstrong Teasdale LLP, at 314-342-8067 and 314-342-8065, respectively, and Frank E. Lawatsch, Jr. of Day Pitney LLP, at (212) 297-5830, as promptly as practicable, when and where the items requested above will be made available to the JR Fund. If the Company contends that this request is incomplete or is otherwise deficient in any respect, please notify the JR Fund immediately in writing, with copies to Joseph S. von Kaenel
(jvonkaenel@armstrongteasdale.com) and Edwin L. Noel (enoel@armstrongteasdale.com), Armstrong Teasdale LLP, One Metropolitan Square, Suite 2600, St. Louis, Missouri 63102, and Frank E. Lawatsch, Jr. (flawatsch@daypitney.com), Day Pitney LLP, 7 Times Square, New York, New York 10036-7311, setting forth the facts that the Company contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, the JR Fund will assume that the Company agrees that this request complies in all respects with the requirements of the RSMo and all other relevant laws. The JR Fund reserves the right to withdraw or modify this request at any time.

Very truly yours,

JOLLY ROGER FUND LP By: Pirate Capital LLC, its General Partner

By:	/s/ Thomas R. Hudson Jr.
Name: Thomas R. Hudson Jr. Title: Manager